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                                   AZZORO INC.
                        1802 N. Carson Street, Suite 212
                               Carson City, Nevada
                              United States, 89701


January 18, 2006

U.S. Securities & Exchange Commission
Division of Corporate Finance
100 F Street NE
Washington, D.C. 20549-3561

Attention:   Kurt K. Murao

Dear Sirs:

Re:      Azzoro, Inc.  - Registration Statement on Form SB-2
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         File No. 333-118262
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Further to our recent  telephone  conversation,  we have today filed our amended registration statement on Form SB-2 that includes the additional undertakings relating to Rule 430C.

Yours truly,

/s/ Ted Burylo

Azzoro, Inc.
Ted Burylo, President